EXHIBIT 99.1

Enveric Biosciences Reports Full Year 2020 Financial Results and Provides Shareholder Update on its Accomplishments in 2021

Strengthened balance sheet during the first quarter of 2021 with the closing of two direct offerings totaling $22.8 million in gross proceeds and $3.3 million from the exercise of warrants

Launched development agreement collaboration and supply agreement with PureForm Global to support cannabinoid clinical programs

Signed definitive agreement to acquire exclusive license for novel molecules for pre-clinical and clinical development in pain and dermatology to alleviate the side effects as a result of cancer treatment

NAPLES, Fla. – April 1, 2021 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-first biotechnology company developing novel cannabinoid (CBD)_medicines to improve quality of life for cancer patients, today reported its financial results for the year ended December 31, 2020 and provided shareholders with an update on its accomplishments in 2021 thus far.

David Johnson, Chairman and Chief Executive Officer, said, “Since the closing of our going public transaction in late December 2020, our team has achieved several critical milestones that have positioned our Company to accelerate the execution of our vision to extend and enhance the quality of life for cancer patients in need through researching and developing novel supportive care therapies.”

Mr. Johnson continued, “Our ability to strengthen our balance sheet through the closing of approximately $22.8 million in gross proceeds during the first quarter of 2021 has allowed us the opportunity to not only accelerate the research and development of our cannabinoid-based therapies, but also the optionality to evaluate a robust pipeline of strategic asset acquisitions and partnerships. During the first quarter of 2021, we launched a development collaboration and supply agreement with PureForm and shortly thereafter acquired the exclusive license to five molecules focused on pain and dermatology indications. Our team remains focused on advancing several pivotal studies throughout the remainder of 2021 in the large, unmet, supportive care market for cancer.”

Corporate Updates:

●	Strengthened balance sheet with the closing of two registered direct offering totaling $22.8 million in gross proceeds from the closing of $10 million on January 14, 2021 and $12.8 million on February 11, 2021.

●	Acquired an exclusive, perpetual license from Diverse Biotech for five molecules, four of which are dermatology-focused and one that is pain-focused. As part of the agreement, Enveric will gain access to scientists and formulators to help with the research and development of these assets through pre-clinical and clinical studies to alleviate certain side effects resulting from cancer treatment.

●	Launched development collaboration and exclusive supply agreement with PureForm Global to support cannabinoid clinical programs aimed to treat pain and inflammation resulting from cancer treatments initially targeting supportive care indications that include radiodermatitis, chemotherapy-induced neuropathy, and glioblastoma.

●	Assembled a talented, world-class Executive Leadership Team, Board of Directors and Scientific Advisory Board with experience having held positions at Bristol Myers Squibb, Pfizer, Merck, Abbott, Baxter and other global healthcare and biotechnology companies. Collectively, the team has successfully led multiple therapies throughout the entire regulatory process, with substantial expertise in product development, dermatology, wound healing, oncology, intellectual property, and capital markets.

Milestones for the Remainder of 2021:

Glioblastoma Multiforme (GBM)

●	Q3 ‘21 –We intend to seek approval from Israeli Ministry of Health (MOH), Center for Cannabis, to move forward with a Phase I/II trial
●	Q4 ‘21 – We intend to begin enrollment of Phase I/II trial, an open label evaluation of temozolomide with clomiphene and CBD in GBM

Radiation Dermatitis

●	Q3 ‘21 – We intend to an investigational new drug application
●	Q4 ‘21 – We intend to initiate a Phase I/II Trial

Financial Results for the Year Ended December 31, 2020:

Net cash used in operating activities was $3,888,785 during the year ended December 31, 2020, which consisted primarily of a net loss of $6,864,676, offset by amortization of note discount of $288,631, stock-based compensation of $1,977,155, induced conversion of warrants of $802,109, amortization of intangible assets of $120,872, increases in prepaid expenses and other current assets for $636,497, and increases in accounts payable and accrued liabilities of $267,002.

Enveric’s operating expenses increased to $5,617,317, for the year ended December 31, 2020 from $2,296,534 for the year ended December 31, 2019, for an increase of $3,320,783, or 145%. This change was primarily driven by an increase in general and administrative fees of $3,146,700 and an increase in research and development costs of $174,083.

Net cash provided by financing activities was $5,531,270 during the year ended December 31, 2020. Cash as of December 31, 2020 totaled $1,578,460 and the Company currently has no debt.

Subsequent to December 31, 2020, the Company completed two registered direct offerings for gross proceeds of $22.8 million. On March 10, 2021, the Company also received $3,267,245 from the exercise of warrants to purchase 851,099 shares of common stock.

As of March 29, 2021, the Company had 19,450,507 shares of common stock outstanding.

About Enveric Biosciences

Enveric Biosciences is a patient-first biotechnology company developing rigorously tested, novel cannabinoid medicines to improve quality of life for cancer patients. Initial indications include radiodermatitis, a common and often severe side effect of radiation therapy, and chemotherapy-induced neuropathy. For more information, please visit https://www.enveric.com/.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s registration statement on Form S-4 filed on May 28, 2020, as amended. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 516.779.2630

ckasunich@kcsa.com / rcona@kcsa.com

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$1,578,460	$43,714
Prepaid expenses and other current assets	700,710	65,075
Total current assets	2,279,170	108,789

Intangible assets	1,817,721	-
Total assets	$4,096,891	$108,789

Liabilities and Shareholders’ Equity (Deficit)

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$681,250	$1,157,645
Advance from related party	-	22,409
Notes payable	-	446,415
Convertible notes payable	-	293,921
Total liabilities	681,250	1,920,390

Commitments

Shareholders’ Equity (Deficit)
Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 3,275,407 and 262,500 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	32,754	2,625
Common stock, $0.01 par value, 100,000,000 shares authorized, 10,095,109 and 5,311,414 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	100,951	53,114
Additional paid-in capital	15,222,770	3,039,163
Accumulated deficit	(11,759,557)	(4,894,881)
Accumulated other comprehensive loss	(181,277)	(11,622)
Total shareholders’ equity (deficit)	3,415,641	(1,811,601)
Total liabilities and shareholders’ equity (deficit)	$4,096,891	$108,789

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019

Expenses
General and administrative expenses	$5,443,234	$2,296,534
Research and development	174,083	-
Loss from operations	(5,617,317)	(2,296,534)

Other expense
Extinguishment of note payable	-	32,316
Interest expense	445,250	81,823
Inducement expense	802,109	-
Total other expense	1,247,359	114,139

Net loss	(6,864,676)	(2,410,673)

Other comprehensive loss
Foreign exchange loss	(169,655)	(6,667)

Comprehensive loss	$(7,034,331)	$(2,417,340)

Net loss per share - basic and diluted	$(1.19)	$(0.46)

Weighted average shares outstanding, basic and diluted	5,753,598	5,287,145